Exhibit 99.1

Yellow Maple I B.V.

Amsterdam, The Netherlands

IFRS Financial Statements for the years ended December 31,

2016 and 2015

Independent Auditors’ Report

The Supervisory Board

Yellow Maple I B.V.:

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Yellow Maple I B.V. and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2016 and 2015, and the related consolidated statements of profit or loss, comprehensive income, cash flows and changes in equity for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yellow Maple I B.V. and its subsidiaries as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG Accountants N.V.

Amstelveen, Netherlands

October 26, 2017

Consolidated financial statements 2016 and 2015

Yellow Maple I B.V., Amsterdam

Consolidated statement of profit or loss for the years ended December 31, 2016 and 2015

	Note	2016 EUR 000	2015 EUR 000
Revenue	8	257,931	230,746
Other income		569	652

Total income		258,500	231,398

Cost of information providers	9	(46,653)	(46,206)
Salaries and employee benefits	10	(64,433)	(57,836)
Depreciation	16	(1,589)	(1,631)
Amortisation	17	(57,727)	(56,671)
Other operating expenses	11	(16,760)	(15,842)

Total expenses		(187,162)	(178,186)

Operating income		71,338	53,212

Finance income	13	61,554	95,227
Finance expenses	14	(249,602)	(307,533)

Net finance costs		(188,048)	(212,306)

Loss before tax		(116,710)	(159,094)

Income tax expense	15	(10,974)	(2,713)

Loss		(127,684)	(161,807)

Loss attributable to:
Owners		(127,684)	(161,807)

The accompanying notes are an integral part of these consolidated financial statements.

Yellow Maple I B.V., Amsterdam

Consolidated statement of comprehensive income for the years ended December 31, 2016 and 2015

	Note	2016 EUR 000	2015 EUR 000
Loss		(127,684)	(161,807)
Other comprehensive income
Items to be reclassified to profit or loss in subsequent periods:
Foreign operations – foreign currency translation differences	22	(859)	679
Actuarial losses on pension plans	22	—	(317)
Related tax		—	—

		(859)	362

Items that will not to be reclassified to profit or loss in subsequent periods		—	—

Other comprehensive income, net of tax		(859)	362

Total comprehensive loss		(128,543)	(161,445)

Total comprehensive loss attributable to:
Owners		(128,543)	(161,445)

The accompanying notes are an integral part of these consolidated financial statements.

Yellow Maple I B.V., Amsterdam

Consolidated statement of financial position for the years ended December 31, 2016 and 2015

	Note	December 31, 2016 EUR 000	December 31, 2015 EUR 000
Assets
Property, plant and equipment	16	3,144	3,740
Intangible assets and goodwill	17	1,644,239	1,688,064
Non-current receivables	18	1,182	1,064
Deferred tax assets	15	6,131	8,183

Non-current assets		1,654,696	1,701,051

Trade and other receivables	19	125,632	115,958
Prepayments and deferred costs	20	30,650	33,680
Cash and cash equivalents	21	25,073	25,643

Current assets		181,355	175,281

Total assets		1,836,051	1,876,332

The accompanying notes are an integral part of these consolidated financial statements.

Yellow Maple I B.V., Amsterdam

Consolidated statement of financial position (continued) for the years ended December 31, 2016 and 2015

	Note	December 31, 2016 EUR 000	December 31, 2015 EUR 000
Equity
Share capital	22	4,150	4,150
Reserves	22	(255)	604
Retained earnings	22	(377,575)	(249,891)

Total equity		(373,680)	(245,137)

Liabilities
Bank loan	23	751,786	813,201
Shareholder loan	23	1,137,450	988,735
Deferred tax liabilities	15	87,969	93,386
Derivatives	24	8,904	7,595
Employee benefits	25	922	609
Provisions		243	454

Non-current liabilities		1,987,274	1,903,980

Trade payables		4,531	7,011
Current income taxes payable		6,064	1,209
Other interest expenses payable		1,786	4,198
Deferred revenue	26	166,605	161,831
Other current payables	27	43,471	43,240

Current liabilities		222,457	217,489

Total Liabilities		2,209,731	2,121,469

Total equity and liabilities		1,836,051	1,876,332

The accompanying notes are an integral part of these consolidated financial statements.

Yellow Maple I B.V., Amsterdam

Consolidated statement of cash flows for the years ended December 31, 2016 and 2015

	Note	2016 EUR 000	2015 EUR 000
Cash flow from operating activities
Loss		(127,684)	(161,807)
Adjusted for:
Depreciation	16	1,589	1,631
Amortisation	17	57,727	56,671
Deferred revenue and costs	20/26	8,214	23,813
Net finance costs	13/14	188,048	212,306
Income tax expenses	15	10,974	2,713

		138,868	135,327
Changes in:
- Trade receivables	19	(9,693)	(11,648)
- Prepayments	20	(410)	(374)
- Trade payables		(4,360)	1,190
- Other payables	27	486	1,242

Cash generated from operations		124,891	125,737
Income taxes paid		(9,749)	(14,624)
Interest received		1,706	—

Net cash flow from operating activities		116,848	111,112

Cash flows from investing activities
Acquisition of property, plant and equipment	16	(1,256)	(1,942)
Proceeds from disposals of property, plant and equipment	16	224	36
Purchases of intangibles	17	(13,902)	(12,302)

Net cash used in investing activities		(14,934)	(14,208)

Cash flows from financing activities
Proceeds from loans	23	155,000	15,419
Repayment of loans	23	(201,680)	(46,164)
Interest paid	23	(55,804)	(62,635)

Net cash used in financing activities		(102,484)	(93,380)

Net increase / (decrease) in cash and cash equivalents		(570)	3,525
Cash and cash equivalents at the beginning of the period		25,643	22,118
Effect of movements in exchange rates on cash held		—	—

Cash and cash equivalents at December 31	21	25,073	25,643

The accompanying notes are an integral part of these consolidated financial statements.

Yellow Maple I B.V., Amsterdam

Consolidated statement of changes in equity for the years ended December 31, 2016 and 2015

		Attributable to owners of the Company
	Note	Share capital EUR 000	Currency translation reserve EUR 000	Other reserves EUR 000	Retained earnings EUR 000	Total equity EUR 000
Balance at January 1, 2015		4,150	242	—	(88,084)	(83,692)

Total comprehensive income
Loss		—	—	—	(161,807)	(161,807)
Other comprehensive income	22	—	679	(317)	—	362

Total comprehensive loss		—	679	(317)	(161,807)	(161,445)

Transactions with owners of the Company
Contributions and distributions		—	—	—	—	—

Total transactions with owners of the Company		—	—	—	—	—

Balance at December 31, 2015		4,150	921	(317)	(249,891)	(245,137)

Total comprehensive income
Loss		—	—	—	(127,684)	(127,684)
Other comprehensive income	22	—	(859)	—	—	(859)

Total comprehensive loss		—	(859)	—	(127,684)	(128,543)

Transactions with owners of the Company
Contributions and distributions		—	—	—	—	—

Total transactions with owners of the Company		—	—	—	—	—

Balance at December 31, 2016		4,150	62	(317)	(377,575)	(373,680)

The accompanying notes are an integral part of these consolidated financial statements.

Yellow Maple I B.V., Amsterdam

Notes to consolidated financial statements at December 31, 2016 and 2015

1	General

Yellow Maple I B.V. (‘the Company’) is a limited liability company incorporated in the Netherlands on July 21, 2014. The Company is ultimately controlled by funds advised by EQT Partners AB, a company registered in Sweden.

The registered office of the Company is located at Hoogoorddreef 9, 1101 BA Amsterdam, The Netherlands.

The principal activities of the Company are (indirect) holding and financing activities of Bureau van Dijk Electronic Publishing B.V. and its consolidated subsidiaries. The Company and its consolidated subsidiaries are collectively referred to as ‘the Group’. The principal activities of the consolidated subsidiaries were the electronic publishing of business information in exchange for annual subscription. The Group specialises in adding value to data supplied by world-renowned organisations and creating easy-to-use and flexible information products. The Group has offices in 24 countries. The Group’s consolidated subsidiaries are listed in note 29.

2	Basis of accounting

The consolidated financial statements are presented in thousands of euros, the Company’s functional currency, unless indicated otherwise. The consolidated financial statements have been prepared and approved by the Directors in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Details of the Group’s accounting policies are included in Note 4.

The consolidated financial statements have been prepared on a historical cost basis, except for the measurement of derivative financial instruments.

Going concern basis of accounting

Management performed an assessment of the going concern of the Group. During the financial period the Group recorded losses as a result of net interest expenses. The operating income over the full year amounts to EUR 71.3 million and the operating cash flow amounts to EUR 116.8 million. Furthermore, the Group’s current assets exceeds its current liabilities, excluding deferred revenue and prepayments and deferred costs, by EUR 97.0 million. As of December 31, 2016 the Group did meet all covenants related to loans from the banks. Following the acquisition by Moody’s Corporation on August 10, 2017, all external loans have been repaid.

The Management Board of the Group believes that, based on the aforementioned, the cash balances of the Group, the repayment schedule of the loans and the cash expected to derive from operational activities, the Group will be able to repay its liabilities when they mature. Therefore the financial statements were prepared on the assumption that the Group will continue as going concern.

Yellow Maple I B.V., Amsterdam

3	Use of estimates and assumptions

Estimates and assumptions

In preparing these consolidated financial statements, management has made estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognised prospectively.

The key assumptions concerning the future and other key sources of estimation uncertainty at the Statements of financial position dates, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Impairment of Goodwill

The Group determines whether goodwill is impaired at least on an annual basis. This requires an estimation of the ‘value in use’ of the cash-generating units to which the goodwill is allocated. Estimating a value in use amount requires management to make an estimate of the expected future cash flows from the cash-generating unit and also to choose a suitable discount rate in order to calculate the present value of those cash flows. Further details are given in Note 17.

Capitalised development costs

Development costs are capitalised as intangible assets in accordance with the accounting policy mentioned in section 4 significant accounting policies. Initial capitalisation of costs is based on management’s judgment that technological and economic feasibility is confirmed. In determining the amounts to be capitalised management makes assumptions regarding the expected future cash generation of the project, discount rates to be applied and the expected period of benefits. For further details see Note 17.

Capitalised customer portfolio, databases and technology

Portfolios of customers, databases and technology have been capitalised as intangible assets as part of the acquisition of Hellios Holdings B.V. in 2014. These assets are amortised straight line over the estimated useful lives. Management judgment is required in monitoring changes in the business operations and performance deviations from the (initial) business forecasts that might trigger for impairment testing. Further details are provided in Note 17.

Deferred Tax Assets

Deferred tax assets are recognised for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgment is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and level of future taxable profits together with future tax planning strategies. The Group has not valued deferred taxes. Further details are contained in Note 15.

Measurement of fair values

A number of the Group’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities. When measuring the fair value of an asset or a liability, the Group uses observable market data as far as possible. All assets and liabilities for which a fair value is measured or disclosed in the financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Yellow Maple I B.V., Amsterdam

•	Level 1 – Quoted (unadjusted) market prices in active markets for identical assets or liabilities;

•	Level 2 – Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices);

•	Level 3 – Inputs for the asset or liability that are not based on observable market data (Unobservable inputs).

For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy as explained above.

If the inputs to measure the fair value of an asset or a liability fall into different levels of the fair value hierarchy, then the fair value measurement is categorised in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Group recognises transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

4	Significant accounting policies

Basis of consolidation

Business combinations

The Group accounts for business combinations using the acquisition method when control is transferred to the Group. The consideration transferred in the acquisition is measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Transaction costs incurred are expensed and included in administrative expenses.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Goodwill is initially measured at cost being the excess of the aggregate of the consideration transferred over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognised in profit or loss.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Subsidiaries

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Subsidiaries are entities controlled by the Group. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

•	Power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee);

•	Exposure, or rights, to variable returns from its involvement with the investee;

Yellow Maple I B.V., Amsterdam

•	The ability to use its power over the investee to affect its returns.

Generally, there is a presumption that a majority of voting rights result in control. To support this presumption and when the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

•	The contractual arrangement with the other vote holders of the investee;

•	Rights arising from other contractual arrangements;

•	The Group’s voting rights and potential voting rights.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income (OCI) are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

Loss of control

If the Group loses control over a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-controlling interest and other components of equity while any resulting gain or loss is recognised in profit or loss. Any interest retained in the former subsidiary is measured at fair value when control is lost.

Transactions eliminated on consolidation

Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions, are eliminated. Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that here is no evidence of impairment.

Foreign currency

Foreign currency transactions

Transactions in foreign currencies are translated into the respective functional currencies of Group companies at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction. Foreign currency differences are recognised in profit or loss.

Yellow Maple I B.V., Amsterdam

Foreign operations

The assets and liabilities of foreign subsidiaries are translated into euro at the exchange rates at reporting date. The income and expenses of foreign operations are translated into euro at the average exchange rates for the year. Foreign currency differences are recognised in other comprehensive income and accumulated in the translation reserve.

When a foreign operation is disposed of in its entirety or partially such that control, significant influence or joint control is lost, the cumulative amount in the translation reserve related to that foreign operation is reclassified to profit or loss as part of the gain or loss on disposal. If the Group disposes of part of its interest in a subsidiary but retains control, then the relevant proportion of the cumulative amount is reattributed to non-controlling interests.

Revenue recognition

The main business of the Group is to sell information on DVD-ROMs and Blu-ray discs and through the internet in exchange for licensing fees. These licensing fees are usually fees for annual services and subscriptions for co-published products. At the moment the subscription is taken, the full amount of the annual subscription fees revenue is deferred and recognised as revenue over the period during which the service is performed.

The amount deferred will cover the expected costs of post-selling services, together with a reasonable profit on those services.

Revenues, expenses and assets are recognised net of the amount of sales tax. The net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the Statement of financial position.

Employee benefits

Short-term employee benefits are expensed as the related service is provided. A liability is recognised for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

The Group primarily operates a defined contribution plan for the employees. Obligations for contributions to defined contribution plans are expensed as the related service is provided. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in future payments is available.

The Group has one defined benefit plan. The Group’s net obligation in respect of the defined benefit plan is calculated separately by estimating the amount of future benefit that employees have earned in the current and prior periods, discounting that amount and deducting the fair value of the plan assets.

The calculation of defined benefit obligations is performed annually by a qualified actuary using the projected unit credit method. When the calculation results in a potential asset for the Group, the recognised asset is limited to the present value of economic benefits available in the form of any future refunds from the plan or reductions in future contributions to the plan. To calculate the present value of economic benefits, consideration is given to any applicable minimum funding requirements.

Yellow Maple I B.V., Amsterdam

Remeasurements of the net defined benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling (if any, excluding interest), are recognised immediately in Other Comprehensive Income. The Group determines the net interest expense (income) on the net defined benefit liability (asset) for the period by applying the discount rate used to measure the defined benefit obligation at the beginning of the annual period to the then-net defined benefit liability (asset), taking into account any changes in the net defined benefit liability (asset) during the period as a result of contributions and benefit payments. Net interest expense and other expenses related to defined benefit plans are recognised in profit or loss.

When the benefits of a plan are changed or when a plan is curtailed, the resulting change in benefit that relates to past service or the gain or loss on curtailment is recognised immediately in profit or loss. The Group recognises gains and losses on the settlement of a defined benefit plan when the settlement occurs.

Other long-term employee benefits

The Group’s net obligation in respect of other long-term employee benefits is the amount of future benefit that employees have earned in return for their service in the current and prior periods. That benefit is discounted to determine its present value. Remeasurements are recognised in profit or loss in the period in which they arise.

Expenses

Included in cost of information providers are amounts payable to information providers. Included in other operating expenses are production costs, selling, marketing and distributions costs as well as general and administrative expenses.

Finance income and finance costs

The Group’s finance income and finance costs include:

•	interest income;

•	interest expense;

•	the foreign currency gain or loss on financial assets and financial liabilities; and

•	the net gain or loss on hedging instruments that are recognised in profit or loss.

Interest income or expense is recognised using the effective interest method. Dividend income is recognised in profit or loss on the date on which the Group’s right to receive payment is established.

Income tax

Income tax expense comprises current and deferred tax. It is recognised in profit or loss except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.

Current tax

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivables is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any. It is measured using tax rates enacted or substantively enacted at the reporting date. Current tax also includes any tax arising from dividends.

Current tax assets and liabilities are offset only if certain criteria are met.

Yellow Maple I B.V., Amsterdam

Deferred tax

Deferred income taxes are provided using the liability method on all temporary differences at the Statement of financial position date between the tax base of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax is not recognised for:

•	Temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss;

•	Temporary differences related to investments in subsidiaries, to the extent that the Group is able to control the timing of the reversal of the temporary differences and it is probable that they will not reverse in the foreseeable future; and

•	Taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets are recognised for all deductible differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, carry-forward of unused tax assets and unused tax losses can be utilised. Future taxable profits are determined based on business plans by tax jurisdiction.

The carrying amount of deferred tax assets is reviewed at each Statement of financial position date and reduced by the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilised. Unrecognised deferred tax assets are reassessed at each Statement of financial position date and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realised or the liability is settled, based on the tax rates (and tax laws) that have been enacted or substantially enacted at the Statement of financial position date.

Deferred tax assets and liabilities are offset only if certain criteria are met.

Property, plant and equipment

Plant and equipment, leasehold improvements and office furniture and equipment are recorded at cost, which includes capitalised borrowing costs, less accumulated depreciation and impairment. Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group.

Depreciation is computed on a straight-line basis over the estimated useful life of the asset taking into account the residual value. At each Statement of financial position date the Group estimates whether there is an indication that the asset may be impaired. If such indication exists, the recoverable amount is estimated. Management reviews the applicability of the depreciation method and useful lives used annually.

The depreciation rates used are:

Installations	7.5	% - 25.0%
Computer Equipment	20.0	% - 37.5%
Office Equipment	10.0	% - 20.0%
Other Equipment	10.0	% - 20.0%
Office Furniture	6.0	% - 37.5%
Vehicles	20.0%

Yellow Maple I B.V., Amsterdam

Depreciation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

Any gain or loss on disposal of an item of property, plant and equipment is recognised in profit or loss.

Intangible assets

Goodwill

Goodwill, calculated as the excess of the purchase price over the fair market value of the net assets acquired, is measured at cost less accumulated impairment losses. The carrying value of Goodwill is tested for impairment every year and when events or changes in circumstances indicate that the carrying value may not be recoverable. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Companies cash generating units that are expected to benefit from the synergies of the combination.

Goodwill is initially measured at cost being the excess of the aggregate of the consideration transferred over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognised in profit or loss.

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Customer portfolio

Portfolios of customers are amortised based on the pattern of consumption of the economic benefits that the intangible assets provide by charges to operations, over their estimated useful lives during which benefits are expected to be received and are recorded in the Statement of profit and loss under amortization.

Databases and technology

Databases and technology are amortised based on the pattern of consumption of the economic benefits that the intangible asset provides by charges to operations, over the estimated useful lives during which benefits are expected to be received and are recorded in the Statement of profit and loss under amortization. The amortization period used for this intangible assets on the Statement of financial position equals 15 years.

Trade names

Trade names acquired as part of a business combination, are capitalised if they meet the definition of an intangible asset and the recognition criteria are satisfied.

Brands acquired as part of a business combination are valued at fair value based on the royalty relief method are considered assets with an indefinite life and are therefore annually tested for impairment. All other intangible assets are valued at fair value based on the Excess profit method.

Development costs

Research costs are expensed as incurred. Development costs are recognised as an intangible asset when the Group can demonstrate the technical feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the asset and the ability to measure reliably the expenditure during development. Following initial recognition of the development expenditure as an asset, the cost model is applied requiring the asset to be carried at cost less any accumulated amortization and accumulated impairment losses.

Yellow Maple I B.V., Amsterdam

Amortisation of the asset begins when development is complete and the asset is available for use. It is amortized over the period of expected future benefit which is three to five years which is recorded in the Statement of profit and loss under amortization: for the EPS products and BvD custom products, 3 years is used, because our experience is that the average duration of the contracts is 3 years. For the co-published products, the development costs are amortised over 5 years, because the Group experienced that after 5 years, a new version should be developed based on the new technologies.

During the period of development, the asset is tested for impairment triggers annually.

Website and software

Other intangible assets mainly comprise software and development costs of the website of the Group. Both software and the website are measured at cost minus amortisation and impairment. It is amortized over the period of expected future benefit which is three years which is recorded in the Statement of profit and loss under amortization.

Financial instruments

The Group classifies non-derivative financial assets into the following categories: financial assets at fair value through profit or loss and receivables.

The Group classifies non-derivative financial liabilities into the following categories: financial liabilities at fair value through profit or loss and other financial liabilities category.

Non-derivative financial assets and financial liabilities – recognition and derecognition

The Group initially recognises receivables issued on the date when they are originated. All other financial assets and financial liabilities are initially recognised on the trade date when the entity becomes a party to the contractual provisions of the instrument.

The Group derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows in a transaction in which substantially all of the risks and rewards of ownership of the financial asset are transferred, or it neither transfers nor retains substantially all of the risks and rewards of ownership and does not retain control over the transferred asset. Any interest in such derecognised financial assets that is created or retained by the Group is recognised as a separate asset or liability.

The Group derecognises a financial liability when its contractual obligations are discharged or cancelled, or expire.

Financial assets and financial liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company currently has a legally enforceable right to offset the amounts and intends either to settle them on a net basis or to realise the asset and settle the liability simultaneously.

Non-derivative financial assets – measurement

Receivables are initially measured at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at amortised cost using the effective interest method.

Yellow Maple I B.V., Amsterdam

Financial assets at fair value through profit or loss is classified as such, if it is classified as held-for-trading or is designated as such on initial recognition. Directly attributable transaction costs are recognised in profit or loss as incurred. Financial assets at fair value through profit or loss are measured at fair value and changes therein, including any interest are recognised in profit or loss.

Non-derivative financial liabilities – measurement

A financial liability is classified as at fair value through profit or loss if it is classified as held-for-trading or is designated as such on initial recognition. Directly attributable transaction costs are recognised in profit or loss as incurred. Financial liabilities at fair value through profit or loss are measured at fair value and changes therein, including any interest expense, are recognised in profit or loss.

Other non-derivative financial liabilities are initially measured at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these liabilities are measured at amortized cost using the effective interest method.

Derivative Financial Instruments and Hedge Accounting

The Group holds derivative financial instruments to hedge its foreign currency and interest rate risk exposures such as interest rate swaps and interest collars. Embedded derivatives are separated from the host contract and accounted for separately if certain criteria are met. The Group does not apply hedge accounting.

Derivatives are initially measured at fair value; any directly attributable transaction costs are recognised in profit or loss as incurred. Subsequent to initial recognition, derivatives are measured at fair value, and changes therein are generally recognised in profit or loss.

Impairment

Non-derivative financial assets

Financial assets not classified as at fair value through profit or loss, are assessed at each reporting date to determine whether there is objective evidence of impairment.

Objective evidence that financial assets are impaired includes:

•	Default or delinquency by a debtor;

•	Restructuring of an amount due to the Group on terms that the Group would not consider otherwise;

•	Indications that a debtor will enter bankruptcy;

•	Observable data indicating that there is a measurable decrease in the expected cash flows from a group of financial assets.

Financial assets measured at amortised cost

The Group considers evidence of impairment for these assets at both an individual asset and a collective level. All individually significant assets are individually assessed for impairment. Those found not to be impaired are then collectively assessed for any impairment that has been incurred but not yet individually identified. Assets that are not individually significant are collectively assessed for impairment. Collective assessment is carried out by grouping together assets with similar risk characteristics.

Yellow Maple I B.V., Amsterdam

In assessing collective impairment, the Group uses historical information on the timing of recoveries and the amount of loss incurred, and makes an adjustment if current economic and credit conditions are such that the actual losses are likely to be greater or lesser than suggested by historical trends.

An impairment loss is calculated as the difference between an asset’s carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account. When the Group considers that there are no realistic prospects of recovery of the asset, the relevant amounts are written off. If the amount of impairment loss subsequently decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, then the previously recognised impairment loss is reversed through profit or loss.

Non-financial assets

At each reporting date, the Group reviews the carrying amounts of its non-financial assets (other than deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment.

For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash generating units. Goodwill arising from a business combination is allocated to cash generating units or groups of cash generating units that are expected to benefit from the synergies of the combination.

The recoverable amount of an asset or cash generating unit is the greater of its value in use and its fair value less costs to sell. Value in use is based on the estimated future cash flows, discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash generating unit.

An impairment loss is recognised if the carrying amount of an asset or cash generating unit exceeds its recoverable amount.

Impairment losses are recognised in profit or loss. They are allocated first to reduce the carrying amount of any goodwill allocated to the cash generating unit, and then to reduce the carrying amounts of the other assets in the cash generating unit on a pro rata basis.

An impairment loss in respect of goodwill is not reversed. For other assets, an impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

Share capital

Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity. Income tax relating to transaction costs of an equity transaction are accounted for in accordance with IAS 12.

Provisions

Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

Yellow Maple I B.V., Amsterdam

Leases

The determination of whether an arrangement is (or contains) a lease is based on the substance of the arrangement at the inception of the lease. The arrangement is, or contains, a lease if fulfilment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset or assets, even if that right is not explicitly specified in an arrangement.

A lease is classified at the inception date as a finance lease or an operating lease. A lease that transfers substantially all the risks and rewards incidental to ownership to the Group is classified as a finance lease.

Finance leases are capitalised at the commencement of the lease at the inception date fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognised in finance costs in the statement of profit or loss.

A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term. Operating lease payments are recognised as an operating expense in the statement of profit or loss on a straight-line basis over the lease term.

Operating result

Operating result is the result generated from the continuing principal revenue producing activities of the Group as well as other income and expenses related to operating activities. Operating profit excludes net finance costs and income taxes.

Cash flow statement

The cash flow statement is prepared according to the indirect method. Cash and cash equivalents consists of current (including short-term deposits) accounts with banks and cash in hand. Payments of income taxes are included in cash flow from operating activities. Payments of interest expenses are included in cash flow from financing activities.

5	Segment information

As the Company is not a public company disclosure of segment information in accordance with IFRS 8 is not required.

6	Changes in accounting policies

A number of new standards and amendments to standards are effective for annual periods beginning after 1 January 2016 and earlier application is permitted; however, the Group has not early applied the following new or amended standards in preparing these consolidated financial statements.

New standards and interpretations not yet adopted

Disclosure Initiative (Amendments to IAS 7)

The amendments require disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flow and non-cash changes. The amendments are effective for annual periods beginning on or after 1 January 2017, with early adoption permitted. To satisfy the new disclosure requirements, the Group intends to present a reconciliation between the opening and closing balances for liabilities with changes arising from financing activities.

Yellow Maple I B.V., Amsterdam

Recognition of Deferred Tax Assets for Unrealised Losses (Amendments to IAS 12)

The amendments clarify the accounting for deferred tax assets for unrealised losses on debt instruments measured at fair value. The amendments are effective for annual periods beginning on or after 1 January 2017 with early adoption permitted. The Group does not expect any significant impact.

IFRS 9 Financial Instruments

In July 2014, the International Accounting Standards Board issued the final version of IFRS 9 Financial Instruments. IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early adoption permitted. The Group currently plans to apply IFRS 9 initially on 1 January 2018.

The Group is currently performing an assessment of the impact resulting from the application of IFRS 9 and expects to disclose additional quantitative information before it adopts IFRS 9. The new standard will require the Group to revise its accounting processes and internal controls related to reporting financial instruments and these changes are not yet complete. The Group has stable financial instruments over the past years, and, based on its positions at 31 December 2016 and hedging relationships designated during 2016 under IAS 39, the preliminary results from the ongoing assessment of the future potential impact of the adoption of IFRS 9 are shown below.

Classification – Financial assets

IFRS 9 contains a new classification and measurement approach for financial assets that reflects the business model in which assets are managed and their cash flow characteristics. IFRS 9 contains three principal classifications categories for financial assets: measured at amortised cost, fair value through other comprehensive income (‘FVOCI’) and fair value through profit or loss (‘FVTPL’). The standard eliminates the existing IAS 39 categories of held to maturity, loans and receivables and available for sale. Under IFRS 9, derivatives embedded in contracts where the host is a financial asset in the scope of the standard are never bifurcated. Instead, the hybrid financial instrument as a whole is assessed for classification.

Based on its preliminary assessment, the Group does not believe that the new classification requirements, if applied at 31 December 2016, would have had a material impact on its accounting for trade receivables.

Impairment – Financial assets and contract assets

IFRS 9 replaces the ‘incurred loss’ model in IAS 39 with a forward-looking ‘expected credit loss’ (‘ECL’) model. This will require considerable judgement as to how changes in economic factors affect ECLs, which will be determined on a probability-weighted basis. The new impairment model will apply to financial assets measured at amortised cost or FVOCI, except for investments in equity instruments, and to contract assets.

Under IFRS 9, loss allowances will be measured on either of the following bases:

•	12-month ECLs. These are ECLs that result from possible default events within the 12 months after the reporting date; and

•	Lifetime ECLs. These are ECLs that result from all possible default events over the expected life of a financial instrument.

Lifetime ECL measurement applies if the credit risk of a financial asset at the reporting date has increased significantly since initial recognition and 12-month ECL measurement applies if it has not. An entity may determine that a financial asset’s credit risk has not increased significantly if the asset has low credit risk at the reporting date. However, lifetime ECL measurement always applies for trade receivables and contract assets without a significant financing component; an entity may choose to apply this policy also for trade receivables and contract assets with a significant financing component.

Yellow Maple I B.V., Amsterdam

The group is assessing the potential impact of the adoption of IFRS 9 on its consolidated financial statements.

Classification – Financial liabilities

IFRS 9 largely retains the existing requirements in IAS 39 for the classification of financial liabilities.

However, under IAS 39 all fair value changes of liabilities designated as at FVTPL are recognised in profit or loss, whereas under IFRS 9 these fair value changes are generally presented as follows:

•	The amount of change in the fair value that is attributable to changes in the credit risk of the liability is presented in OCI; and

•	The remaining amount of change in the fair value is presented in profit or loss.

The Group has not designated any financial liabilities at FVTPL and the Group has no current intention to do so. The Group’s preliminary assessment did not indicate any material impact if IFRS 9’s requirements regarding the classification of financial liabilities were applied at 31 December 2016.

Hedge accounting

When initially applying IFRS 9, the Group may choose as its accounting policy to continue to apply the hedge accounting requirements of IAS 39 instead of the requirements in IFRS 9. The Group does not apply hedge accounting.

Disclosures

IFRS 9 will require extensive new disclosures, in particular about hedge accounting, credit risk and expected credit losses. The Group’s preliminary assessment included an analysis to identify data gaps against current processes and the Group plans to implement the system and controls changes that it believes will be necessary to capture the required data.

Transition

Changes in accounting policies resulting from the adoption of IFRS 9 will generally be applied retrospectively, except as described below.

•	The Group plans to take advantage of the exemption allowing it not to restate comparative information for prior periods with respect to classification and measurement (including impairment) changes. Differences in the carrying amounts of financial assets and financial liabilities resulting from the adoption of IFRS 9 generally will be recognised in retained earnings and reserves as at 1 January 2018.

•	New hedge accounting requirements should generally be applied prospectively. However the Group may elect to apply the expected change in accounting for forward points retrospectively. The Group has elected to continuously apply IAS 39 and does not apply hedge accounting.

•	The following assessments have to be made on the basis of the facts and circumstances that exist at the date of initial application:

•	The determination of the business model within which a financial asset is held;

•	The designation and revocation of previous designations of certain financial assets and financial liabilities as measured at FVTPL.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognised. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes. IFRS 15 is effective for annual periods beginning on or after 1 January 2018, with early adoption permitted.

Yellow Maple I B.V., Amsterdam

The Group is assessing the potential impact of the adoption of IFRS 15 on its consolidated financial statements.

Transition

The Group plans to adopt IFRS 15 in its consolidated financial statements for the year ending 31 December 2018, using the retrospective approach. As a result, the Group will apply all of the requirements of IFRS 15 to each comparative period presented and adjust its consolidated financial statements.

The Group plans is currently performing a detailed assessment of the impact resulting from the application of IFRS 15 and expects to disclose additional quantitative information before it adopts IFRS 15.

IFRS 16 Leases

IFRS 16 introduces a single, on-balance lease sheet accounting model for lessees. A lessee recognises a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. There are optional exemptions for short-term leases and leases of low value items. Lessor accounting remains similar to the current standard – i.e. lessors continue to classify leases as finance or operating leases.

IFRS 16 replaces existing leases guidance including IAS 17 leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases – Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease.

The standard is effective for annual periods beginning on or after 1 January 2019. Early adoption is permitted for entities that apply IFRS 15 Revenue from Contracts with Customers at or before the date of initial application of IFRS 16.

The Group is assessing whether to apply the practical expedient and the potential impact on its consolidated financial statements, and whether this will affect the number of contracts identified as leases on transition.

Transition

As a lessee, the Group can either apply the standard using a:

•	Retrospective approach; or

•	Modified retrospective approach with optional practical expedients.

The lessee applies the election consistently to all of its leases. The Group currently plans to apply IFRS 16 initially on 1 January 2019. The Group has not yet determined which transition approach to apply.

As a lessor, the Group is not required to make any adjustments for leases in which it is a lessor except where it is an intermediate lessor in a sub-lease.

The Group has not yet quantified the impact on its reported assets and liabilities of adoption of IFRS 16. The quantitative effect will depend on, inter alia, the transition method chosen, the extent to which the Group uses the practical expedients and recognition exemptions, and any additional leases that the Group enters into. The Group expects to disclose its transition approach and quantitative information before adoption.

Yellow Maple I B.V., Amsterdam

Other amendments

The following new or amended standards are not expected to have a significant impact on the Group’s consolidated financial statements:

•	Classification and Measurement of Share-based Payment Transactions (Amendments to IFRS 2);

•	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28).

New currently effective standards and requirements

The following are the new standards or amendments effective for financial years beginning after 1 January 2016, all of which have not effected the Group financial statements:

•	IFRS 14 Regulatory Deferral Accounts;

•	Accounting for Acquisitions of Interests In Joint Operations (Amendments to IFRS 11);

•	Clarification of Acceptable Methods of Depreciation and Amortisation (Amendments to IAS 16 and IAS 38);

•	Equity Method in Separate Financial Statements (Amendments to IAS 27);

•	Annual Improvements to IFRSs 2012-2014 Cycle – various standards;

•	Investment Entities: Applying the Consolidation Exception (Amendments to IFRS 10, IFRS 12 and IAS 28);

7	Financial instruments

Fair values and risk management

The following table shows the carrying amounts and fair values of financial assets and financial liabilities, including their levels in the fair value hierarchy.

		December 31, 2016
		Carrying amount				Fair value
		Held-for- trading	Loans and receivables	Other financial liabilities	Total	(level 1)	(level 2)	(level 3)	Total
	Note	EUR 000	EUR 000	EUR 000	EUR 000	EUR 000	EUR 000	EUR 000	EUR 000
Financial assets measured at fair value
Interest rate swaps, caps, floors	24	—	—	837	837	—	837	—	837

		—	—	837	837

Financial liabilities measured at fair value
Interest rate swaps, caps, floors	24	—	—	(9,741)	(9,741)	—	(9,741)	—	(9,741)

		—	—	(9,741)	(9,741)

Financial liabilities not measured at fair value
Interest-bearing loans	23	—	—	(1,889,236)	(1,889,236)	—	(1,889,236)	—	(1,889,236)

		—	—	(1,889,236)	(1,889,236)

Yellow Maple I B.V., Amsterdam

		December 31, 2015
		Carrying amount				Fair value
		Held-for- trading	Loans and receivables	Other financial liabilities	Total	(level 1)	(level 2)	(level 3)	Total
	Note	EUR 000	EUR 000	EUR 000	EUR 000	EUR 000	EUR 000	EUR 000	EUR 000
Financial assets measured at fair value
Interest rate swaps, caps, floors	24	—	—	4,937	4,937	—	4,937	—	4,937

		—	—	4,937	4,937

Financial liabilities measured at fair value
Interest rate swaps, caps, floors	24	—	—	(12,532)	(12,532)	—	(12,532)	—	(12,532)

		—	—	(12,532)	(12,532)

Financial liabilities not measured at fair value
Interest-bearing loans	23	—	—	(1,801,936)	(1,801,936)	—	(1,801,936)	—	(1,801,936)

		—	—	(1,801,936)	(1,801,936)

All of the above assets and liabilities have been valued as per December 31. For all other financial assets and liabilities the fair value approximates the carrying value. There have been no transfers between the fair values during both financial years.

Measurement of fair values

The following shows the valuation techniques used in measuring Level 2 fair values, as well as the significant unobservable inputs used.

Financial instruments measured at fair value

For interest swaps the Market comparison technique is used. The fair values are based on broker quotes. Similar contracts are traded in an active market and the quotes reflect the actual transactions in similar instruments. There are no significant unobservable inputs related to this technique.

Financial instruments not measured at fair value

For the interest bearing loans the discounted cash flows model is used. The valuation model considers the present value of expected payment, discounted using a risk adjusted discount rate.

Financial risk management objectives and policies

The Group’s principal financial instruments comprise trade receivables, trade payables, long and short-term loans and cash. The main purpose of these financial instruments is to raise finance for the Group’s operations. The Group has various other financial instruments such as trade debtors and trade creditors, which arise directly from its operations.

It is the Group’s policy that no speculative trading in financial instruments shall be undertaken.

The main risks arising from the Group’s financial instruments are credit risk, interest rate risk, liquidity risk and foreign currency risk. The Group uses derivative financial instruments such as interest rate swaps to hedge its risks associated with interest rate fluctuations. The fair value of the derivative financial instruments in use for this purpose as per December 31, 2016, is determined based on quotes obtained from the counterparty. As such, these derivative financial instruments classify as ‘level 2’ under IFRS 7.

Yellow Maple I B.V., Amsterdam

Credit risk exposure

The Group’s maximum exposure to credit risk, in the event the counter parties fail to perform their obligations as of December 31, 2016 in relation to each class of recognised financial assets, is the carrying amount of those assets as indicated in the Statement of financial position.

Significant concentrations of credit risk

Concentrations of credit risk exist when changes in economic, industry or geographic factors similarly affect groups of counter parties whose aggregate credit exposure is significant in relation to the Group’s total credit exposure. The Group’s portfolio of financial instruments is broadly diversified along industry, product and geographic lines, and transactions are entered into with diverse creditworthy counter parties, thereby mitigating any significant concentration of credit risk. The top 5 customers amounted to EUR 22,808 thousand or 8.8% of total revenue (2015: EUR 21,735 or 9.4% of total revenue).

Interest rate risk

The Group is exposed to interest re-pricing rate risk, as interest-bearing bank loans and borrowings have been granted at variable rates. In November 2014 the Group entered into interest rate swaps and interest rate caps for the loans with variable interest rates denominated in EUR, USD and GBP. The notional amounts of the Group’s interest rate derivatives effective as per December 31, 2016, amount to EUR 354.0 million, USD 116.6 million and GBP 101.7 million (2015: amount to EUR 239 million, USD 68 million and GBP 105 million).

The contract periods for the swaps entered into in November 2014 and runs between November 24, 2014 and September 23, 2019.

The following table demonstrates the sensitivity to a reasonable possible change in interest rates, if there were no interest rate swaps and collars with all other variables held constant, of the Group’s profit before tax (through the impact on floating rate borrowings). There is no impact on the Group’s equity.

Interest rate risk	Change in interest rate	December 31, 2016 EUR 000	Change in interest rate	December 31, 2015 EUR 000
EUR	-1%	5,023,177	-1%	5,082,639
GBP	-1%	1,356,202	-1%	1,462,018
USD	-1%	1,547,597	-1%	1,910,364

Total impact		7,926,976		8,455,021

EUR	+1%	(5,023,177)	+1%	(5,082,639)
GBP	+1%	(1,356,202)	+1%	(1,462,018)
USD	+1%	(1,547,597)	+1%	(1,910,364)

Total impact		(7,926,976)		(8,455,021)

The following table demonstrates the sensitivity to a reasonable possible change in interest rates, taking into account the interest rate swaps and collars with all other variables held constant, of the Group’s profit before tax (through the impact on floating rate borrowings). There is no impact on the Group’s equity.

Yellow Maple I B.V., Amsterdam

Interest rate risk	Change in interest rate	December 31, 2016 EUR 000	Change in interest rate	December 31, 2015 EUR 000
EUR	-1%	1,901,950	-1%	1,830,422
GBP	-1%	748,033	-1%	367,007
USD	-1%	266,222	-1%	536,745

Total impact		2,916,205		2,734,174

EUR	+1%	(1,901,950)	+1%	(1,830,422)
GBP	+1%	(748,033)	+1%	(367,007)
USD	+1%	(266,222)	+1%	(536,745)

Total impact		(2,916,205)		(2,734,174)

Hedges on interest rates

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates related primarily to the Group’s long term debt obligations with floating interest rates. The Group manages its interest rate risk by having a balanced portfolio of fixed and variable rate loans and borrowings.

The hedge contract has imposed hedging before December 22, 2014 an aggregate 50% of the senior facilities and the second lien facilities over a minimum three years maturity from closing. To manage this, the Group enters into interest rate swaps and caps.

The Group’s policy is to hedge 75% of the senior and 2nd lien borrowings for a period of 5 years from closing; to manage this, the Group enters into interest rate swaps and caps. For the hedge strategy the Company chose a three year swap, a two year cap and a repurchase of the 1% floor on EURIBOR / LIBOR for the second lien facilities.

Liquidity risk

The Group’s objective is to maintain a balance between continuity of funding and flexibility through the use of interest bearing loans, debentures (notes) and finance leases.

Exposure to liquidity risk

The following are the remaining contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements.

	December 31, 2016
		Contractual cash flows
	Carrying amount EUR 000	Total EUR 000	2 months or less EUR 000	2 – 12 months EUR 000	1 – 5 years EUR 000	More than 5 years EUR 000
Non-derivative financial liabilities
Bank loans	751,786	751,786	—	—	683,343	68,443
Shareholder loans	1,137,450	1,137,450	—	—	—	1,137,450
Finance commitments	12,867	12,867	760	3,803	8,304	—
Trade payables	4,531	4,531	4,531	—	—	—
Other payables	49,087	49,087	49,087	—	—	—

Subtotal	1,955,721	1,955,721	54,378	3,803	691,647	1,205,893
Derivative financial liabilities
Derivatives	9,741	9,741	566	9,175	—	—

Subtotal	9,741	9,741	566	9,175	—	—

	1,965,462	1,965,462	54,944	12,978	691,647	1,205,893

Yellow Maple I B.V., Amsterdam

	December 31, 2015
		Contractual cash flows
	Carrying amount EUR 000	Total EUR 000	2 months or less EUR 000	2 – 12 months EUR 000	1 – 5 years EUR 000	More than 5 years EUR 000
Non-derivative financial liabilities
Bank loans	813,201	813,201	—	—	—	813,201
Shareholder loans	988,735	988,735	—	—	—	988,735
Finance commitments	12,791	12,791	643	3,217	8,931	—
Trade payables	7,010	7,010	7,010	—	—	—
Other payables	46,823	46,823	46,823	—	—	—

Subtotal	1,868,560	1,868,560	54,476	3,217	8,931	1,801,936
Derivative financial liabilities
Derivatives	12,532	12,532	438	4,824	7,270	—

Subtotal	12,532	12,532	438	4,824	7,270	—

	1,881,092	1,881,092	54,914	8,041	16,201	1,801,936

The inflows / (outflows) disclosed in the above table represent the contractual undiscounted cash flows relating to non-derivative financial liabilities held for risk management purposes and which are not usually closed out before contractual maturity. The disclosure shows net cash flow amounts for non-derivatives that are net cash-settled and gross cash inflow and outflow amounts for non-derivatives that have simultaneous gross cash settlement. Breach of covenants associated with the loans might require earlier repayment of the outstanding loans.

Foreign currency risk

Due to operations in the United States, the United Kingdom, Switzerland, South America and Asia the Group’s Statement of financial position can be affected by movements in the foreign exchange rates. The Group has also transactional foreign currency exposures. Such exposures arise from sales or purchases in currencies other than the currency of the operating subsidiaries. The main exposures are in GBP and USD, to partly mitigate this risk, the external debt in place is also denominated in GBP and USD. The impact of financial instruments denominated in a non euro currency is negligible.

EUR-GBP

	December 31, 2016			December 31, 2015
	Increase / decrease in GBP rate %	Effect on profit before tax EUR 000	Effect on equity EUR 000	Increase / decrease in GBP rate %	Effect on profit before tax EUR 000	Effect on equity EUR 000
Operating result	+5	(1,435)		+5	(1,303)
Interests	+5	374		+5	473
Loans	+5	6,978		+5	8,711

Total impact		5,917	(380)		7,881	(215)

Operating result	-5	1,586		-5	1,440
Interests	-5	(413)		-5	(523)
Loans	-5	(7,713)		-5	(9,628)

Total impact		(6,540)	420		(8,711)	235

Yellow Maple I B.V., Amsterdam

EUR-USD

	December 31, 2016			December 31, 2015
	Increase / decrease in USD rate %	Effect on profit before tax EUR 000	Effect on equity EUR 000	Increase / decrease in USD rate %	Effect on profit before tax EUR 000	Effect on equity EUR 000
Operating result	+5	(1,100)		+5	(883)
Interests	+5	458		+5	473
Loans	+5	6,306		+5	6,722

Total impact		5,664	(108)		6,312	(71)

Operating result	-5	1,216		-5	975
Interests	-5	(485)		-5	(502)
Loans	-5	(6,969)		-5	(7,430)

Total impact		(6,238)	119		(6,957)	78

Group capital management

The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximise shareholder value and respect its obligation under its financing documentation.

The Group manages its capital structure and makes adjustments to it, in light of changes in economic conditions. No changes were made in the objectives, policies or processes during the period ending December 31, 2016 and 2015. The Group monitors capital using net debt to EBITDA ratio. These ratios are calculated based on the same accounting policies as used in these financial statements, as disclosed in section 4 significant accounting policies.

Under the debt covenant, the net debt to EBITDA ratio is required to remain below the contractual agreed covenant of 9.00 per December 2016 and 9.65 per December 2015. As at December 31, 2016 the net debt to EBITDA ratio of the Group equals 5.60, and therefore the Group meets the mentioned covenant.

8	Revenues

Revenues consists of the following:

	2016 EUR 000	2015 EUR 000
Co-published Products (CPP)	232,284	204,345
Financial Analysis and Credit Tool (BvD Custom)	15,858	14,379
Electronic Publishing Services (EPS)	6,688	8,865
Royalties from IP co-published products	3,023	3,026
Other	78	131

Total	257,931	230,746

9	Cost of information providers

Included are solely amounts payable to information providers.

Yellow Maple I B.V., Amsterdam

10	Salaries and employee benefits

	2016 EUR 000	2015 EUR 000
Salaries	52,230	46,144
Social security contributions	6,813	6,522
Expenses related to pension plans	2,822	2,630
Other personnel expenses	2,568	2,540

Total	64,433	57,836

Expenses related to pension plans include EUR 2.3 million (2015: EUR 2.3 million) contributions for defined contribution plans and EUR 0.5 million (2015: EUR 0.3 million) expenses for the defined benefit plan.

The average number of employees amounted to:

	2016	2015
Department
Management / Administration	18	19
Sourcing	130	120
Development / Analysis / Production / Catalysts	157	139
Electronic Publishing Services	15	13
Sales and Support	439	411
Customised solution	80	67

Total	839	769

Of the total employees 22 are working in the Netherlands (2015: 21).

11	Other operating expenses

Included in other operating expenses are production costs, selling, marketing and distributions costs as well as general and administrative expenses:

	2016 EUR 000	2015 EUR 000
Professional fees	8,339	8,033
Rent	5,217	4,635
Office-related costs	4,742	4,047
Production, selling, marketing and distribution	10,960	10,498
Other costs	611	433
Capitalised development costs	(13,109)	(11,804)

Total	16,760	15,842

12	Research and development costs

Research and development costs are recognised as an expense in the Statement of profit and loss during the financial year, except for development costs for which the technological and economic feasibility of the related assets is confirmed. These costs are included in the Other costs in operating expenses.

	2016 EUR 000	2015 EUR 000
Research and development spent	185	578
Impact of R&D expenses capitalised and amortised (net)	2,577	2,143

Total	2,762	2,721

Yellow Maple I B.V., Amsterdam

13	Financial income

	2016 EUR 000	2015 EUR 000
Foreign exchange result	59,848	95,180
Other financial income	1,706	47

Total	61,554	95,227

The foreign exchange result in the financial year 2016 and 2015 relates mainly to the revaluation of long-term liabilities in other currencies.

14	Financial expenses

	2016 EUR 000	2015 EUR 000
Interest expense bank loans	43,088	47,148
Interest expense shareholders loans	148,715	128,933
Swap interest	4,362	4,178
Revaluation swaps	1,740	26
Foreign exchange loss	42,770	123,344
Other financial costs	8,927	3,904

Total	249,602	307,533

The result on the revaluation of the swaps relates to the movement in the fair value of the swaps of the Group during 2016 and 2015. The foreign exchange loss relates to the revaluation of outstanding loans in other currencies.

15	Income tax expense

The income tax charge (credit) components for the period ended December 31 were:

	2016 EUR 000	2015 EUR 000
Current:
Netherlands	—	—
Other countries	14,339	10,299
Deferred
Netherlands	—	—
Other countries	(3,365)	(7,586)

Total income tax charge	10,974	2,713

Yellow Maple I B.V., Amsterdam

A reconciliation of the statutory tax rate to the Company’s effective rate applicable to income from continuing operations for the period ended December 31 was as follows:

	2016 EUR 000%		2015 EUR 000%
Loss before tax	(116,710)		(159,094)
Weighted income tax credit using Dutch corporation tax rate (2015: 25%)	29,178	25.0	39,774	25.0
Net effect of different tax rates in other jurisdictions	17,284	14.8	20,626	13.0
Effect of non-tax deductible interest expenses	(37,764)	(32.4)	(32,233)	(20.3)
Effect of non-tax deductible amortisation intangible assets	(3,721)	(3.2)	(3,721)	(2.3)
Net effect of other non-tax deductible expenses and income	(5,877)	(5.0)	(4,202)	(2.6)
Utilisation of previously unrecognised tax losses	708	0.6	4,653	2.9
Adjustments in respect of current income tax of previous years	3	0.0	(21)	0.0
Effect of unrecognised tax losses	(10,696)	(9.2)	(27,115)	(17.0)
Other	(89)	(0.1)	(474)	(0.3)

Total corporate income tax expense in Statement of profit and loss	(10,974)	(9.4)	(2,713)	(1.7)

The corporate income tax position in The Netherlands is significantly influenced by the non-tax deductible amortisation expenses on intangible assets.

Movement in deferred tax balances

			Balance as at December 31, 2016
	Net balance at January 1 EUR 000	Recognised in profit or loss EUR 000	Net EUR 000	Deferred tax assets EUR 000	Deferred tax liabilities EUR 000
Deferred revenue	7,429	(1,566)	5,863	5,863	—
Purchased intangibles	(89,803)	5,325	(84,478)	—	(84,478)
Deferred IP costs	(3,583)	125	(3,458)	—	(3,458)
Other	754	(519)	235	268	(33)

Tax assets (liabilities) before set-off	(85,203)	3,365	(81,838)	6,131	(87,969)

Set-off of tax				—	—

Net tax assets (liabilities)				6,131	(87,969)

			Balance as at December 31, 2015
	Net balance at January 1 EUR 000	Recognised in profit or loss EUR 000	Net EUR 000	Deferred tax assets EUR 000	Deferred tax liabilities EUR 000
Deferred revenue	5,752	1,677	7,429	7,429	—
Purchased intangibles	(95,173)	5,370	(89,803)	—	(89,803)
Deferred IP costs	(3,375)	(208)	(3,583)	—	(3,583)
Other	7	747	754	754	—

Tax assets (liabilities) before set-off	(92,789)	7,586	(85,203)	8,183	(93,386)

Set-off of tax				—	—

Net tax assets (liabilities)				8,183	(93,386)

The deferred tax liabilities at December 31 at enacted tax rates are related to acquired intangible assets and the deferred IP costs. The enacted tax rate for financial year 2016 for these items is 12% (2015: 12%).

Yellow Maple I B.V., Amsterdam

As per December 31, 2016, the Company has unused tax losses amounting to EUR 464.3 million (2015: EUR 448.6 million). The expiration date of these losses is between 2018 and 2024. Deferred tax assets have not been recognised in respect of these losses as they may not be used to offset taxable profits elsewhere in the Group. The tax losses have arisen in subsidiaries that have been loss-making, and there are no other tax planning opportunities or other evidence of recoverability in the near future.

The Company is in a fiscal unity with all its Dutch subsidiaries as of 23 September 2014.

16	Property, plant and equipment

	IT server and other related equipment EUR 000	Furniture and vehicles EUR 000	Leasing and work in progress EUR 000	Total EUR 000
Cost
Balance at January 1, 2015	10,641	1,820	551	13,012
Additions	1,633	86	223	1,942
Disposals	(8)	(120)	(7)	(135)
Effect of movements in exchange rates	87	32	—	119

Balance at December 31, 2015	12,353	1,818	767	14,938

Additions	1,031	144	81	1,256
Disposals	(29)	(107)	(195)	(331)
Effect of movements in exchange rates	(87)	(4)	—	(91)

Balance at December 31, 2016	13,268	1,851	653	15,772

Accumulated depreciation
Balance at January 1, 2015	(7,948)	(1,162)	(476)	(9,586)
Depreciation	(1,388)	(194)	(49)	(1,631)
Disposals	6	87	7	100
Effect of movements in exchange rates	(62)	(19)	—	(81)

Balance at December 31, 2015	(9,392)	(1,288)	(518)	(11,198)

Depreciation	(1,402)	(163)	(24)	(1,589)
Disposals	27	80	—	107
Effect of movements in exchange rates	47	5	—	52

Balance at December 31, 2016	(10,720)	(1,366)	(542)	(12,628)

Carrying amounts
At December 31, 2015	2,961	530	249	3,740

At December 31, 2016	2,548	485	111	3,144

No impairments have been recorded during the year.

Yellow Maple I B.V., Amsterdam

17	Intangible assets

	Goodwill	Customer portfolio	Databases and technology	Trade names	Development costs	Website and software	Total
Cost
Balance at January 1, 2015	939,267	434,200	298,600	51,300	25,859	68	1,749,294
Additions	—	—	—	—	—	498	498
Capitalised costs	—	—	—	—	11,804	—	11,804

Balance at December 31, 2015	939,267	434,200	298,600	51,300	37,663	566	1,761,596

Additions	—	—	—	—	—	793	793
Capitalised costs	—	—	—	—	13,109	—	13,109

Balance at December 31, 2016	939,267	434,200	298,600	51,300	50,772	1,359	1,775,498

Accumulated amortisation
Balance at January 1, 2015	—	(7,393)	(5,454)	—	(4,006)	(8)	(16,861)
Amortisation	—	(26,985)	(19,907)	—	(9,661)	(118)	(56,671)

Balance at December 31, 2015	—	(34,378)	(25,361)	—	(13,667)	(126)	(73,532)

Amortisation	—	(26,985)	(19,907)	—	(10,531)	(304)	(57,727)

Balance at December 31, 2016	—	(61,363)	(45,268)	—	(24,198)	(430)	(131,259)

Carrying amounts
At December 31, 2015	939,267	399,822	273,239	51,300	23,996	440	1,688,064

At December 31, 2016	939,267	372,837	253,332	51,300	26,574	929	1,644,239

The amortisation of the intangibles is fully recorded as part of the operating expenses. No impairments have been recorded during the year.

Goodwill

Goodwill acquired through business combinations and recognised for future profit growth has arisen from the acquisition of Hellios Holdings B.V. in 2014. The recoverable amount of goodwill has been determined based on a value-in-use calculation. For purpose of the impairment test, the goodwill is allocated to the operating segment of the Bureau van Dijk Electronic Publishing B.V. group, which consists of the following services and products:

•	Co-published Products (CPP);

•	Financial Analysis and Credit Tool (FACT or BvD Custom);

•	Electronic Publishing Services (EPS).

Key assumptions used in value-in-use calculations of the goodwill

The calculation of the recoverable amount is most sensitive to the following assumptions:

•	Billing growth rate of the Co-Published Product Direct Sales;

•	Billing growth rate of the Customised Development (BvD Custom) and Electronic Publishing Services;

•	Forecasted sales and distribution expenses, and other operational costs, and

•	Applied discount rate.

Yellow Maple I B.V., Amsterdam

For the 2016 impairment testing performed at year-end, the 2017 Business Plan was used which covers forecasts for the period until end of 2020 (thereafter a terminal growth rate of 2% has been applied). For the 2015 impairment testing performed at year-end, the 2016 Budget and 2017 Business Plan was used. The following assumptions were used:

Billing growth rate Co-Published Product Direct Sales – the majority of the Group’s revenue is determined by CPP (approximately 90% in 2016 and 89% in 2015). The billing growth rate used for the 2016 impairment test ranges from 11% to 13% per annum for the period from 2017 until 2020. For 2015 the revenue growth rate used for the impairment test ranges from 9.6% to 15.7% per annum for the period from 2016 until 2021. The Company considers these percentages to be realistic and in line with the budget and business plan for the respective period. Those percentages are at constant exchange rates and before deferred revenue calculations, as these do not represent cash flows from continuing operations.

Billing growth rate Customised Development for BvD Custom and Electronic Publishing Services – the billing growth rate used for the 2016 impairment test ranges for BvD custom from 7% to 12% for the period from 2017 until 2020, for Electronic Publishing Services a decrease of 7% over the period until 2020 is estimated. For 2015 revenue growth rate used for the impairment test ranges from 9.6% to 15.1% for the period from 2016 until 2021. The rate used is in line with the budget and business plan for the respective period. Those percentages are at constant exchange rates and before deferred revenue calculations, as these do not represent cash flows from continuing operations.

Sales and distribution costs, and other operational expenses - the growth rate used for the 2016 impairment test for these expenses is between 11% and 12% for the period from 2017 until 2020. For 2015 the growth rate used for the impairment test for these expenses is 22.2% for 2016 and 7.0% for the period from 2017 until 2021.

Applied discount rate – a discount rate (weighted average cost of capital) of 12% before taxes was used in the 2016 impairment test. This includes risk premium for the size of the Group and risks associated with the growth rates utilized in the budget and business plans. For 2015 a discount rate of 10.5% after taxes was used in the impairment test.

Sensitivity to change in key assumptions

The estimated recoverable amount based on the value in use calculation considering aforementioned assumptions, amounts to EUR 1,874.2 million as at December 31, 2016. For impairment test purposes, the carrying amount of the assets amount to EUR 1,518.1 million, resulting in a headroom of EUR 356.1 million.

Management of the Company believes that the calculation of the estimated recoverable amount is particular sensitive to the net sales growth rate and the utilized discount rate. Changes in any of these key assumptions could cause the 2016 recoverable amount to decrease as follows:

•	If the net sales would decrease by 9% over the period 2017 until 2020, the recoverable amount would equal the carrying value;

•	An increase by 1% of the discount rate (weighted average cost of capital), would result in a decrease of the recoverable amount by EUR 194.3 million.

The estimated recoverable amount based on the value in use calculation considering aforementioned assumptions, amounts to EUR 2,130 million as at December 31, 2015. For impairment test purposes, the carrying amount of the assets amount to EUR 1,568 million, resulting in a headroom of EUR 562 million.

Yellow Maple I B.V., Amsterdam

Changes in any of these key assumptions could cause the 2015 recoverable amount to decrease as follows:

•	If the net sales would decrease by 20% over the period 2016 until 2021, the recoverable amount would equal the carrying value;

•	An increase by 1% of the discount rate (weighted average cost of capital), would result in a decrease of the recoverable amount by EUR 232.2 million.

Customer portfolio

The weighted average amortisation period used for these intangible assets on the Statement of financial position equals 16 years for CPP, 2 years for EPS and 19 years for BvD Custom. The amortisation periods end between September 2017 and September 2034. Management did not identify a trigger for impairment during each of the two years.

Databases and technology

The amortisation period ends September 2029. Management did not identify a trigger for impairment during each of the two years.

Tradenames

The Company’s valuation of the trade names primarily relates to the sales that the Company is to generate and related market share it holds in different markets, its market position in general (including its reputation), and its ability for rebranding associated with the trade names. A study has been performed on the corporate tradenames of the Company which has not resulted in an indicator for impairment at year-end 2016 and 2015.

Development costs

At December 31, 2016, the best estimate of the carrying amount of capitalised development costs was EUR 27.0 million (2015: EUR 24.0 million). Management did not identify a trigger for impairment during the two years.

18	Non-current receivables

Non-current receivables relates to cash guarantees paid.

19	Trade and other receivables

	December 31, 2016 EUR 000	December 31, 2015 EUR 000
Trade receivables	125,431	116,021
Allowance for doubtful debtors	—	—
Invoices to be send	201	(63)

Total	125,632	115,958

Based on prior years’ experience with regards to collecting outstanding trade debtors and the assessment at year-end, the Group has not recorded any provisions for doubtful accounts.

Yellow Maple I B.V., Amsterdam

Aging of the receivables

The aging of the receivables can be analysed as follows:

	Total EUR 000	Considered impaired EUR 000	Not impaired or past due EUR 000	< 30 days EUR 000	30 – 60 days EUR 000	61 – 90 days EUR 000	> 90 days EUR 000
At December 31, 2016	125,632	—	98,334	7,092	7,339	2,564	10,303
At December 31, 2015	115,958	—	91,444	8,774	5,663	2,517	7,560

20	Prepayments and deferred costs

	December 31, 2016 EUR 000	December 31, 2015 EUR 000
Cost of sales on annual licensing fees Co Published Products	28,816	32,256
Other prepayments	1,834	1,424

Total	30,650	33,680

The costs of sales on licensing fees are deferred in line with the income deferral (see note 26).

21	Cash and cash equivalents

Cash and cash equivalents are at free disposal of the Company.

22	Equity

On 21 July 2014, the Company was incorporated by Yellow Maple Coöperatief U.A. with 1 class A share having a nominal value of EUR 0.01. On 23 September 2014, 1 class A share was converted into 1 special voting share having a nominal value of EUR 1. On the same date, Shareholders issued 4,150,060 ordinary shares having a nominal value of EUR 1.

The share capital of the Company at December 31, 2016 amounts to EUR 4.2 million (4,150,061 shares with nominal value of EUR 1,-) of which all are issued and paid (December 31, 2015: EUR 4.2 million).

The foreign currency translation reserve is used to record exchange differences arising from the translation of the financial statements of foreign subsidiaries. The other reserve relates to the actuarial losses on the pension plan.

23	Loans and borrowings

	December 31, 2016 EUR 000	December 31, 2015 EUR 000
Bank loans	751,786	813,201
Shareholder loans	1,137,450	988,735

Total	1,889,236	1,801,936

Yellow Maple I B.V., Amsterdam

Movements in interest-bearing bank loans during the years are as follows:

EUR 000
Balance at January 1, 2015	813,388
Additions	15,000
Repayment of senior facilities USD & GBP	(46,125)
Effect of movements in exchange rates on loans	28,312
Accretion issue costs	2,626

Balance at December 31, 2015	813,201

Additions	155,000
Repayment of senior facilities USD, GBP & EUR and repayment of second lien EUR	(201,636)
Effect of movements in exchange rates on loans	(18,503)
Accretion issue costs	3,724

Balance at December 31, 2016	751,786

Movements in interest-bearing shareholders loans during the years are as follows:

EUR 000
Balance at January 1, 2015	859,802
Interest expenses added to loans	128,933

Balance at December 31, 2015	988,735

Interest expenses added to loans	148,715

Balance at December 31, 2016	1,137,450

The repayment dates, by currency denominated loans, of the interest bearing loans can be broken down as follows:

Yellow Maple I B.V., Amsterdam

2016

External Loans

	EUR loans EUR 000	GBP loans EUR 000	USD loans EUR 000	2016 EUR 000
< 1 year	—	—	—	—
1 – 5 years	485,000	146,542	63,973	695,515
> 5 years	—	—	68,443	68,443

Total				763,958

Remaining portion issuance costs				(12,172)

Total balance at December 31, 2016				751,786

Shareholder Loans

	EUR loans EUR 000	GBP loans EUR 000	USD loans EUR 000	2016 EUR 000
< 1 year	—	—	—	—
1 – 5 years	—	—	—	—
> 5 years	1,137,450	—	—	1,137,450

Total				1,137,450

Total balance at December 31, 2016				1,889,236

2015

External Loans

	EUR loans EUR 000	GBP loans EUR 000	USD loans EUR 000	2015 EUR 000
< 1 year	—	—	—	—
1 – 5 years	—	—	—	—
> 5 years	505,000	182,928	141,170	829,098

Total

Remaining portion issuance costs				(15,897)

Total balance at December 31, 2015				813,201

Shareholder Loans

	EUR loans EUR 000	GBP loans EUR 000	USD loans EUR 000	2015 EUR 000
< 1 year	—	—	—	—
1 – 5 years	—	—	—	—
> 5 years	988,735	—	—	988,735

Total				988,735

Total balance at December 31, 2015				1,801,936

The interest bearing loans bear variable interest rates. In November 2014 the Group entered into interest rate swaps, interest rate floors and interest rate caps for the loans with variable interest rates denominated in EUR, USD and GBP. The notional amounts of the Group’s interest rate derivatives effective as per December 31, 2016 amount to EUR 354.0 million, GBP 101.7 million and USD 116.6 million (December 31, 2015: EUR 239 million, GBP 105 million and USD 68 million).

Yellow Maple I B.V., Amsterdam

The contract period for the interest rate derivatives entered into in November 2014 runs from November, 2014 till September, 2019. At December 31, 2016 the net negative fair value of the derivative financial instruments amounts to EUR 8.9 million (December 31, 2015: EUR 7.6 million).

The variable interest rate loans bear interest rates plus a margin ranging from 3.75% to 15.0%. The effective interest rates of the loans during 2016 ranged from 3.75% to 15.0% (2015: from 4.0% to 15.0%).

The interest bearing loans are fully secured through pledges of all bank accounts, receivables, trademarks, copyrights/database rights and shares in consolidated subsidiaries. The loans have covenants related to the net debt to EBITDA ratio. Under this debt covenant, the net debt to EBITDA ratio is required to remain below the contractual agreed covenant of 9.00 per 31 December 2016. Based on the financial position of the Group per year-end, the Group meets the mentioned covenant per December 31, 2016.

24	Derivatives

	December 31, 2016 EUR 000	December 31, 2015 EUR 000
Fair value of derivative contracts (negative)	(9,741)	(12,532)
Fair value of derivative contracts positive	837	4,937

Total	(8,904)	(7,595)

25	Employee benefits

	December 31, 2016 EUR 000	December 31, 2015 EUR 000
Net defined benefit liability	590	609
Retirement Compensation Allowance	332	—

Total employee benefit liability	922	609

Non-current	922	609
Current	—	—

	922	609

The Group has two main post-employment defined benefit plans in Switzerland and France. In Switzerland the Swiss subsidiary is affiliated to a foundation for its pension plan. The foundation is reinsured for death, disability, and longevity risks by a third party insurance company. The plan is administered by the foundation that is legally separated from the Group. In France employees that retire are entitled to an allowance more commonly known as End of Career Allowance (CPI) or Retirement Compensation Allowance (RTI). This is provided for under the collective agreement of the industry which fixes the amount according to seniority.

These defined benefit plans expose the Group to actuarial risks, such as longevity risk, currency risk, interest rate risk and market (investment) risk.

Funding

The Swiss plan is funded by the Company and its employees. The funding requirements are based on the pension fund’s actuarial measurement framework set out in the funding policies of the plan. The funding assumptions may differ from the assumptions as set out in this note. The French plan is unfunded. The Group expects to pay EUR 90,000 in contributions to its defined benefit plans in 2017.

Yellow Maple I B.V., Amsterdam

Movement in net defined benefit liability

The following table shows a reconciliation from the opening balances to the closing balances for the Swiss plan’s net defined benefit (asset) liability.

	2016			2015
	Benefit obligation EUR 000	Fair value of plan assets EUR 000	Net defined benefit (asset) liability EUR 000	Benefit obligation EUR 000	Fair value of plan assets	Net defined benefit (asset) liability
Balance at January 1	2,401	(1,793)	608	1,776	(1,333)	443
Included in profit or loss
Current service cost	412	—	412	272	—	272
Interest cost	14	(11)	3	10	(8)	2

	426	(11)	415	282	(8)	274

Included in other comprehensive income
Remeasurement loss / (gain):
- Economic	(268)	—	(268)	—	—	—
- Experience adjustment	292	—	292	248	—	248
- Return on plan assets	—	(153)	(153)	—	(167)	(167)
- Other	(52)	—	(52)	(36)	—	(36)

	(28)	(153)	(181)	212	(167)	45

Other
Contribution paid by employee	44	(365)	(321)	28	(233)	(205)
Benefits paid	93	(93)	—	103	(103)	—
Other	—	69	69	—	52	51

	137	(389)	(252)	131	(284)	(154)

Balance at December 31	2,936	(2,346)	590	2,401	(1,792)	609

Plan assets

The plan assets of the Swiss plan comprise the following for 2016.

	EUR 000	Asset allocation
Cash	30	1%
Equity securities	610	26%
Debt securities	843	36%
Real estate	266	11%
Alternatives	456	19%
Other	141	7%

	2,346	100%

The asset value corresponds to the sum of the vested benefit obligation of each member as at December 31, 2016, adjusted with the premium account balance held in the name of the Swiss subsidiary at the insurer. The value of the reinsured death and disability benefits is also considered in the plan assets.

The breakdown of asset categories reflects the asset allocation of the foundation. The Group has no influence on the investment strategy.

Defined benefit obligation

Actuarial assumptions

The following were the principal actuarial assumptions at the reporting date (expressed as weighted averages) for the Swiss plan.

Yellow Maple I B.V., Amsterdam

	2016	2015
Discount rate	0.70%	0.60%
Interest credit rate*	0.40%	1.25%
Salary increase	1.00%	1.00%
Social security increase	1.00%	1.00%
Mortality	100% LPP 2015 Generational	100% LPP 2015 Generational

For the French plan the discount rate utilized is 1.4%. Assumptions regarding future mortality have been based on published statistics and mortality tables.

Sensitivity analysis

Reasonably possible changes at the reporting date to one of the relevant actuarial assumptions, holding other assumptions constant, would have affected the Swiss defined benefit obligation by a decrease of EUR 121 thousand in case of an increase in the discount rate by 0.25% (increase of EUR 133 thousand in case of a decrease in the discount rate by 0.25%).

Although the analysis does not take account of the full distribution of cash flows expected under the plan, it does provide an approximation of the sensitivity of the assumptions shown.

26	Deferred revenue

	December 31, 2016 EUR 000	December 31, 2015 EUR 000
Annual licensing fees Co Published Products	158,031	153,513
BvD Custom licenses	6,004	6,099
BvD hosting and support	2,570	2,219

Total	166,605	161,831

The remaining contract period for the annual licensing fees revenue has been deferred in order to cover the expected cost of the post-selling services, together with a reasonable profit on those services. The relating costs of sales on these licensing fees are deferred in line with the income deferral.

27	Other current payables

	December 31, 2016 EUR 000	December 31, 2015 EUR 000
Invoices to be received	21,205	23,208
VAT payables	9,930	9,013
Other taxes and social security	1,846	1,682
Bonus and commission payables	6,100	5,348
Accrued employee expenses	3,869	3,525
Accrued expenses	385	464
Other payables	136	—

Total	43,471	43,240

Invoices to be received relate to services provided by third parties.

Yellow Maple I B.V., Amsterdam

28 Commitments

There are no commitments for capital expenditure at December 31, 2016 (December 31, 2015: nil).

At December 31, the future minimum rental payments arising under long term non-cancellable leases, which approximate the present value of the net minimum lease payments, are as follows:

	December 31, 2016	December 31, 2015
	EUR 000	EUR 000
Within one year	4,564	3,860
After one year but not more than five years	8,304	8,931
More than five years	—	—

Total	12,867	12,791

The Group provided the following guarantees at December 31, 2016, amounting to EUR 1.4 million (2015: EUR 1.4 million):

•	Guarantees under lease agreements of EUR 0.6 million (2015: EUR 0.6 million). No liabilities are expected to arise;

•	Contractual warranties provided to customers in the event that services of Bureau van Dijk cannot be provided. Total warranties amount to EUR 0.8 million (2015: EUR 0.8 million).

29 Related party disclosures

Consolidated subsidiaries

The list of consolidated subsidiaries is as follows:

Name	Country of registration	% owned
• Yellow Maple II B.V.	The Netherlands	100
• Yellow Maple Holding B.V.	The Netherlands	100
• Bureau van Dijk Electronic Publishing B.V.	The Netherlands	100
• Bureau van Dijk Electronic Publishing GmbH	Germany	100
• Bureau van Dijk Electronic Publishing Ltd.	United Kingdom	100
• Zephus Ltd.	United Kingdom	100
• Bureau van Dijk Electronic Publishing Inc.	USA	100
• Bureau van Dijk Editions Electroniques S.A.	Switzerland	100
• Bureau van Dijk Publicaciones Electronicas S.A.	Spain	100
• Bureau van Dijk Electronic Publishing Pte Ltd.	Singapore	100
• Bureau van Dijk Electronic Publishing ApS	Denmark	100
• Bureau van Dijk Editions Electroniques S.A.	Belgium	100
• Bureau van Dijk Editions Electroniques SAS	France	100
• Bureau van Dijk Edizioni Elettroniche S.p.A.	Italy	100
• Bureau van Dijk Electronic Publishing (Beijing) Ltd.	China	100
• Bureau van Dijk Electronic Publishing GmbH	Austria	100
• Bureau van Dijk Electronic Publishing Unipessoal Lda	Portugal	100
• Bureau van Dijk Electronic Publishing AB	Sweden	100
• Bureau van Dijk Electronic Publishing S.A. de CV	Mexico	100
• Bureau van Dijk Electronic Publishing Limited Company	South Korea	100
• Bureau van Dijk Electronic Publishing KK	Japan	100
• Bureau van Dijk Electronic Publishing JLT	Dubai	100
• Bureau van Dijk Electronic Publishing South Africa Proprietary Ltd.	South Africa	100
• Bureau van Dijk Electronic Publishing PTY	Australia	100
• Bureau van Dijk Electronic Publishing Hong Kong Ltd.	Hong Kong	100
• Bureau van Dijk Publicaçao Eletronica LTDA	Brazil	100

Yellow Maple I B.V., Amsterdam

Compensation of key management personnel

	December 31, 2016	December 31, 2015
	EUR 000	EUR 000
Short-term employee benefits	2,117	1,938
Post-employment pension and medical benefits	—	—

Total	2,117	1,938

Compensation of key management personnel for the period ended December 31, 2016 amounts to EUR 2.1 million (2015: EUR 1.9 million). All compensation is of a fixed nature, except for a part of EUR 0.8 million (2015: EUR 0.8 million) which is of a variable nature.

Related party transactions

Below amounts relate to services rendered during the period from other companies which are (owned by the) directors, supervisory board members, or shareholders of Yellow Maple 1 B.V:

	2016	2015
	EUR 000	EUR 000
DCarnoy SPRL	838	751
Ecosse Enterprises (Singapore) Pte Ltd	555	556
Lansrode BVBA	80	100
CVG Consulting SPRL	210	187
CNC Consult BVBA	162	151
Sama BVBA	267	181
SDMS Consulting SPRL	73	54
Octagram	123	61

Total	2,308	2,041

For the shareholders loan between Yellow Maple I B.V and Yellow Maple II B.V. reference is made to note 23.

The transactions with related parties are at arm’s length.

30 Events after balance sheet date

To reduce its interest exposure, in 2017 the Group has made one additional voluntary repayment of USD 17 million of the USD second lien facility. Furthermore, a full refinancing of the USD second lien has been performed in February 2017 by increasing the USD senior facility to USD 122.5 million and a repayment of the full second lien facility in USD.

On August 10, 2017, Moody’s Corporation (“Moody’s”) and Moody’s Holdings NL B.V. (the “Buyer”) completed the acquisition (the “Acquisition”) of Yellow Maple I B.V., as the indirect parent company of Bureau van Dijk Electronic Publishing B.V., a provider of business intelligence and company information products, by the purchase of all of the issued and outstanding securities of Yellow Maple I B.V., Yellow Maple Syrup I B.V. and Yellow Maple Syrup II B.V. (collectively, the “Target Companies”) pursuant to the Securities Purchase Agreement (the “SPA”), dated May 15, 2017, by and among Moody’s, the Buyer, the Target Companies, Yellow Maple Coöperatief U.A., Yellow Maple Holding Guernsey Limited, CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP, Broad Street Principal Investments LLC, HX Luxembourg I S.À. R.L. and the other sellers identified in the SPA.

The Buyer completed the acquisition by the purchase of all of the issued and outstanding securities of the Target Companies pursuant to the SPA for a total purchase price of €3.015 billion ($3.542 billion), comprised of €2.292 billion ($2.692 billion) in cash and retirement of approximately €723 million ($850 million) of outstanding indebtedness of the Target Companies.

Yellow Maple I B.V., Amsterdam

As at the acquisition date all loans of Yellow Maple I B.V. have been repaid.

Amsterdam, October 26, 2017

Directors

/s/ M. Wessels	/s/ D. Platt